CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION OF
                               MOVIE GALLERY, INC.

     Movie Gallery, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          Resolved, that the Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article Fourth so that, as amended, Article Fourth shall be and read as follows:

          "1. The Corporation is authorized to issue two classes of stock, to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the Corporation is authorized to issue is sixty-two million (62,000,000) shares. The number of shares of Common Stock authorized to be issued is sixty million (60,000,000), with a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is two million (2,000,000), with a par value of $0.10 per share."

     2. That thereafter, pursuant to resolution of its board of directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by H. Harrison Parrish, its President and S. Page Todd, its secretary this 6th day of June, 1996.



                                 /s/  H. Harrison Parrish
                                 -------------------------------
                                 H. Harrison Parrish, President



                                 /s/ S. Page Todd
                                 -------------------------------
                                 S. Page Todd, Secretary